Exhibit 99.1

PRESS RELEASE

Whitestone REIT Announces Pricing of Public Offering of 4,000,000 of Common Stock

HOUSTON, TEXAS, October 3, 2013 -- Whitestone REIT (NYSE: WSR - “Whitestone”), a fully integrated real estate company that owns, operates and redevelops Community Centered Properties™, announced today the pricing of its public offering of 4,000,000 common shares at a price to the public of $13.54 per share. The underwriters have been granted a 30-day option to purchase up to an additional 600,000 common shares to cover over-allotments, if any. The net proceeds to Whitestone, after deducting the underwriting discount and estimated offering expenses, are expected to be approximately $52 million (exclusive of the underwriters’ over-allotment option). The offering is expected to close on October 8, 2013, subject to customary closing conditions.

Whitestone will contribute the net proceeds of the offering to its operating partnership in exchange for units of limited partnership interest in the operating partnership. The operating partnership intends to use the net proceeds from the offering for general corporate purposes, which may include acquisitions of additional properties, the repayment of outstanding indebtedness, capital expenditures (including tenant improvements), the expansion, redevelopment and/or re-tenanting of properties in Whitestone’s portfolio, working capital and other general purposes.

Robert W. Baird & Co. Incorporated and JMP Securities LLC are acting as joint book-running managers of the offering. BMO Capital Markets Corp. and Wunderlich Securities, Inc. are acting as co-lead managers for the offering. J.J.B. Hilliard, W.L. Lyons, LLC, Ladenburg Thalmann & Co. Inc., a subsidiary of Ladenburg Thalmann Financial Services Inc. (NYSE MKT:LTS) and SunTrust Robinson Humphrey are co-managers for the offering.

The offering is being made pursuant to Whitestone’s existing effective shelf registration statement, previously filed with the Securities and Exchange Commission. The offering of these securities is made only by means of a prospectus supplement and accompanying base prospectus. A copy of the prospectus supplement and accompanying base prospectus may be obtained by mail to Robert W. Baird & Co. Incorporated, Attention: Syndicate Department, 777 E. Wisconsin Avenue, Milwaukee, WI 53202, by telephone at 800-792-2473 or by emailing syndicate@rwbaird.com; or by mail to JMP Securities LLC, Attention: Prospectus Department, 600 Montgomery Street, 10th Floor, San Francisco, California 94111, or by telephone at (415) 835-8985.

This press release is not an offer to sell, nor a solicitation of an offer to buy securities, nor shall there be any sale of these securities in any state or jurisdiction in which the offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

About Whitestone REIT

Whitestone REIT (NYSE: WSR) is a fully integrated real estate investment trust that owns, operates and redevelops Community Centered Properties™. Whitestone focuses on value creation in its community centers, concentrating on local service-oriented, smaller space tenants (less than 3,000 square feet). Whitestone has a diversified tenant base concentrated on service offerings including medical, education, casual dining, and convenience services. The largest of its approximately 1,200 tenants comprised less than 1.6% of its annualized base rental revenues as of June 30, 2013. Founded in 1998, the Company is internally managed with a portfolio of commercial properties in Texas, Arizona, and Illinois.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with regard to the Whitestone’s securities offering and the anticipated use of the net proceeds. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. No assurance can be given that the securities offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Completion of the securities offering on the terms described, and the application of net proceeds, are subject to numerous conditions, many of which are beyond the control of Whitestone including, but not limited to, the status of the economy and the status of capital markets. See the Risk Factors sections of Whitestone’s prospectus supplement and accompanying base prospectus, as well as periodic reports and other documents filed with the Securities and Exchange Commission (“SEC”) for a discussion of these factors. Copies are available on the SEC's website, www.sec.gov. Except as required by law, Whitestone undertakes no obligation to update these statements for revisions or changes after the date of this release.

Whitestone REIT:
Suzy Taylor, (713) 435-2219
Director of Investor Relations
STaylor@WhitestoneREIT.com